Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 15, 2020 (except for the paragraphs discussing the reverse stock split in Note 13, as to which the date is July 13, 2020), relating to the consolidated financial statements, of Fathom Holdings Inc. (formerly known as Fathom Holdings, LLC) appearing in the Company’s Registration Statement on Form S-1 filed on July 29, 2020, as amended (File No. 333-235972).

/s/ BDO USA, LLP

Raleigh, North Carolina

August 21, 2020